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                                                                      EXHIBIT 11


         METROPOLITAN MORTGAGE & SECURITIES CO., INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                (Dollars in thousands except per share amounts)
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


                                         Year ended September 30,
                           -----------------------------------------------------
                             1998       1997       1996       1995       1994
                           --------   ---------  ---------  ---------  ---------
Earnings:
 Net income                $10,327     $ 9,668    $ 8,038    $ 6,303    $ 5,478
 Preferred dividends        (3,732)     (4,113)    (3,868)    (4,038)    (3,423)
                           -------     -------    -------    -------    -------
Net income available to
 common stockholders       $ 6,595     $ 5,555    $ 4,170    $ 2,265    $ 2,055
                           =======     =======    =======    =======    =======
Weighted average number
 of common shares
 outstanding (1)               130         130        130        131        137
                           =======     =======    =======    =======    =======
Net income per common
 share                     $50,728     $42,733    $32,073    $17,288    $14,996
                           =======     =======    =======    =======    =======

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(1)   All information retroactively reflects the reverse common stock split of
 2,250:1 which occurred during the fiscal year ended September 30, 1994.